EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Lifeway Foods, Inc. of our report dated August 13, 2015 relating to the consolidated financial statements of Lifeway Foods, Inc. appearing in the Annual Report on Form 10-K of Lifeway Foods, Inc. for the year ended December 31, 2014.

/s/  Crowe Horwath LLP

Oak Brook, Illinois
March 29, 2016